For more information, please contact: Michael J. McCloskey, COO (720) 932-4282

United Western Bancorp Announces Redemption of
$15 Million of 10.25% Trust Preferred Securities

DENVER - June 21, 2007 - The Board of Directors of United Western Bancorp, Inc. (NASDAQ: UWBK), a holding company whose principal subsidiary is United Western Bank, has elected to redeem all $15,000,000 of the outstanding 10.25% preferred capital securities (the “Capital Securities”) of Matrix Bancorp Capital Trust III ("Trust III,") due July 25, 2031 for a redemption price of $15,922,000, on July 25, 2007. The redemption of the Capital Securities will cause Trust III to redeem and retire all the outstanding 10.25% Fixed Rate Junior Subordinated Deferrable Interest Debt Securities of the Company issued to Trust III (the “Debentures”).

The redemption price of 106.15% of the $15,000,000 principal amount of the Capital Securities, plus any accrued and unpaid distributions, will be paid to all holders as of the redemption date.

Holders of the Capital Securities may receive formal notice of the redemption from the financial institution through which their trust securities are held. Any questions regarding the redemption should be directed to the holder’s financial institution or to the paying agent, The Bank of New York at P.O. Box 396, East Syracuse, New York 13057, attention Debt Processing Group (ACT).

About United Western Bancorp
Denver-based United Western Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, United Western Bank, by strategically positioning branches across Colorado’s Front Range market and selected mountain communities. The area spans the eastern slope of the Rocky Mountains - from Pueblo to Fort Collins, and from metropolitan Denver to the Roaring Fork Valley. United Western Bank plans to grow its network to an estimated five to ten community bank locations over the next three to five years. For more information, please visit our web site at www.uwbancorp.com.

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